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Xerox Corporation
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
JONATHAN CHRISTODORO
KEITH COZZA
JAFFREY (JAY) A. FIRESTONE
RANDOLPH C. READ

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On December 11, 2017, the following article was published by the Wall Street Journal at the website https://www.wsj.com/articles/carl-icahn-to-nominate-four-directors-to-xeroxs-board-1512997233.

Carl Icahn to Nominate Four Directors to Xerox's Board

Icahn Capital LP Managing Director Jonathan Christodoro's resigned as part of the process

Activist investor Carl Icahn plans to launch a new board fight with Xerox Corp. in an attempt to change management of the company, his second offensive against the copy-machine maker in a roughly two-year span.

Xerox said Mr. Icahn's representative on its board resigned, opening the path for a new fight by terminating an existing agreement between the company and the activist. Mr. Icahn then named his four director nominees in a securities filing.

"The CEO is the most important person in the company. We believe Xerox still has potential, but it will go the way of Kodak if there aren't major changes," Mr. Icahn said in an interview, adding, "The times have changed but not the old guard that controls the board."

Jeff Jacobson has been chief executive of Xerox since the beginning of this year, when the legacy Xerox split into two companies: the current iteration of Xerox and Conduent Inc. He has been with Xerox since 2012 and was previously president of its technology business.

Xerox Chairman Robert Keegan was a longtime executive at Kodak, before becoming CEO and Chairman of Goodyear Tire & Rubber Co.

Xerox didn't provide an immediate comment on Mr. Icahn's criticism, but it said in a statement earlier Monday that it was "ahead of plan" on its strategic transformation and reiterated its financial goals.

Shares of Xerox are up 29% from its last day of trading before the split, though a big chunk of that gain came on the first day of trading as a separate company. The S&P 500 has risen about 19% this year.

Monday was the company's deadline to nominate directors, and Mr. Icahn said he had sought to extend the date in discussions with Xerox, which could have avoided a public fight, but Xerox wouldn't extend it. A date has yet to be announced for Xerox's annual shareholder meeting.

Xerox said Monday its agreement with Mr. Icahn was terminated as part of Jonathan Christodoro's resignation from the board. Mr. Christodoro, a longtime employee and director nominee of Mr. Icahn who left the firm earlier this year, had been named to Xerox's governance and finance committees, but the agreement barred Mr. Icahn from fighting publicly with the company while he was on the board.

The new slate Mr. Icahn is introducing would include Mr. Christodoro and Keith Cozza, both of whom have previously served on boards representing Mr. Icahn's interests, according to a securities filing. The other two on the slate are Prodigy Pictures Inc. Chief Executive Jaffrey Firestone and Nevada Strategic Credit Investments CEO Randolph Read.

Mr. Icahn's firm has a 9.7% stake in Xerox, and before his resignation, Mr. Christodoro was the only Icahn affiliate on its board. Mr. Icahn has a 9.4% stake in Conduent, and three Icahn affiliates still sit on that firm's board.

Since the company split in two, Xerox focuses on its legacy copier business, and Conduent is made up of a group of services businesses legacy Xerox acquired in 2010.

Mr. Icahn has long sought to shake up management teams at companies—and sought a role selecting their chief executives—often pointing to the success at companies he has pressured, such as eBay Inc., Forest Laboratories Inc. and Hologic Inc. Mr. Icahn's year so far has been quiet by his normal standards, though he also this month launched a fight at oil-and-gas company SandRidge Energy Inc., where he has also been critical of the CEO.

Shares of Xerox were flat in afternoon trading.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 2017.